EXHIBIT 8.2

[Reeder & Simpson PC Letterhead]

FORM OF OPINION

                        , 2014

Stalwart Tankers Inc.

7 Fragoklissias Street

Maroussi Street

Athens, Greece

Re: Stalwart Tankers Inc.

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Stalwart Tankers Inc., a corporation formed under the laws of the RMI (the “Company”), in connection with the offer and sale of common shares, par value $0.01 per share, of the Company and related preferred share purchase rights pursuant to a Registration Statement on Form F-1 (the “Registration Statement”), as amended, to which this opinion is filed as an exhibit and the prospectus included therein (the “Prospectus”). In connection therewith, we have prepared the discussion set forth in the Prospectus under the caption “Tax Considerations — Marshall Islands Tax Considerations” (the “Discussion”).

All statements of legal conclusions contained in the Discussion are our opinion with respect to the matters set forth therein. In addition, we are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such RMI tax matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion and this firm in the Registration Statement and the Prospectus. This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Sincerely,